UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 29, 2007

DOMINION RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

VIRGINIA (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 TREDEGAR STREET RICHMOND, VIRGINIA (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 29, 2007, the Compensation, Governance and Nominating Committee of Dominion Resources, Inc. (the “Company”) approved cash bonus awards of $1 million and $500,000 to Duane C. Radtke, Executive Vice President and Thomas N. Chewning, Executive Vice President and Chief Financial Officer, respectively.  The awards were made to recognize the excellent performance of Messrs. Radtke and Chewning in the execution of the sale of the Company’s exploration and production (“E&P”) operations.  The Company had previously announced its intent to sell substantially all of the E&P operations and recently completed the final of several sales.

Item 8.01  Other Events

On July 2, 2007, the Company announced that it had reached an agreement to sell its E&P operations in the Mid-Continent basin to Linn Energy LLC for approximately $2 billion.   In connection with this process, on August 31, 2007, the Company completed the sale to Linn Energy LLC of these operations, which included approximately 780  billion cubic feet equivalent of proved natural gas and oil reserves at December 31, 2006.  More details regarding the transaction are contained in the press release filed herewith as Exhibit 99.

Item 9.01.  Financial Statements and Exhibits.

Exhibit
99	Dominion Resources, Inc. press release dated August 31, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Patricia A. Wilkerson
Patricia A. Wilkerson Vice President and Corporate Secretary

Date:  September 4, 2007